SECOND AMENDMENT TO RIGHTS AGREEMENT

     THIS SECOND AMENDMENT TO RIGHTS AGREEMENT, dated as of February 12, 2004, is entered into between Nuevo Energy Company, a Delaware corporation (the “Company”), and American Stock & Trust Company, as Rights Agent (the “Rights Agent”).

     WHEREAS, the Company and Rights Agent are parties to that certain Rights Agreement, dated as of March 5, 1997, as amended on January 10, 1999 (as so amended, the “Rights Agreement”) (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement); and

     WHEREAS, the Board of Directors of the Company has determined it to be in the best interests of the Company and its stockholders to amend the Rights Agreement pursuant to Section 27 thereof.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

1.  Section 7(a)(i) of the Rights Agreement is hereby amended and restated to read as follows:

"(a) The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with the aggregate Purchase Price with respect to the total number of one-hundredths of a share of Preferred Stock (or other securities or property, as the case may be) as to which the Rights are exercised, at or prior to the earlier of (i) the Close of Business on the tenth anniversary of the Record Date, (ii) the time at which the Rights are redeemed as provided in Section 24 hereof, (iii) immediately prior to the Effective Time (as defined in the Agreement and Plan of Merger, dated as of February 12, 2004, by and between Plains Exploration & Production Company, a Delaware corporation, PXP California Inc. and the Company, as the same may be amended from time to time (the “Merger Agreement” ), (iv) the consummation of a transaction contemplated by Section 13(f) hereof or (v) the time at which the Board of Directors of the Company orders the exchange of Rights pursuant to paragraph (a) of Section 23 (the earliest of (i), (ii), (iii), (iv) and (v) is herein referred to as the “Expiration Date”). Subject to adjustment as provided herein, each Right shall initially be exercisable for one one-hundredth of a share of Preferred Stock.”

2.  The Rights Agreement is amended by adding a Section 35 thereof which shall read as follows:

“Section 35. Exception For Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, neither a Distribution Date nor a Stock Acquisition Date shall be deemed to have occurred, none of Plains Exploration & Production Company, a Delaware corporation, or any of its Affiliates or Associates, either alone or as a group, shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3, 7, 11 or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Merger Agreement or any amendments thereof approved in advance by the Board of Directors of the Company, (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement in accordance with the provisions of the Merger Agreement, including the Merger (as defined in the Merger Agreement), (c) the announcement of the Merger Agreement, or (d) becoming the Beneficial Owner of shares of Common Stock pursuant to the Merger Agreement or otherwise as a result of any of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger..”

3.  This Amendment shall be deemed effective as of February 12, 2004 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State, without regard to the principles of conflicts of laws thereof.

5.  This Amendment may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

6.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify or amend any of the other terms, conditions, obligations, covenants or agreements contained in the Rights Agreement.

7.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the term, provisions, covenants, and restrictions of this Amendment and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, and all of the date and year first above written.

Nuevo Energy Company

By:

Name:
Title:

American Stock & Trust Company

By:

Name:
Title: